EXHIBIT 21.1

SUBSIDIARIES OF SYCAMORE NETWORKS, INC.

Sycamore Networks Asia Inc.

Delaware

Sycamore Networks Europe Inc.

Delaware

Sycamore Networks Real Estate, LLC

Delaware

Sycamore Networks Americas Inc.

Delaware

Sycamore Securities Corporation

Massachusetts

Sycamore Bach LLC

Pennsylvania

Sycamore Networks International BV

Amsterdam, The Netherlands

Sycamore Networks (Shanghai) Co., Ltd.

People’s Republic of China

Sycamore Networks Japan K.K.

Japan